CENTURY PACIFIC HOUSING FUND-I

         STATEMENTS OF PARTNERS' EQUITY (DEFICIT)
        YEARS ENDED MARCH 31, 1996, 1995 AND 1994

                              Original
                   General    Limited     Limited
                   Partners   Partner     Partners   Total
                   ________   ________    ________   _______

Equity (deficit)
at March 31,1993   $(363,783)    -      $1,110,744 $746,961

Net Loss              (7,183)    -        (351,963)(359,146)
                   _________  _________  _________ ________

Equity(Deficit)
at March 31, 1994    (370,966)    -        758,781  387,815

Net Loss               (6,163)    -       (302,004)(308,167)
                      _______   ________  ________  _______

Equity(Deficit)
at March 31, 1995    (377,129)    -        456,777   79,648

Net Loss               (4,959)    -       (242,983)(247,942)
                     _______  ________   ________  ________

Equity(Deficit)
at March 31, 1996  $(382,088) $   -      $213,794 $(168,294)
                   =========   ========  ========  ========

Percentage Interest
at March 31, 1996      1%          1%        98%     100%





           CENTURY PACIFIC HOUSING FUND-I

                STATEMENT OF CASH FLOWS
         YEARS ENDED MARCH 31, 1996, 1995 AND 1994



                        1996           1995         1994
                      _________     _________     _________

Cash Flows from Operating
Activities:
  Net Loss           $(247,942)    $(308,167)    $(359,146)
  Adjustments to reconcile
   net loss to net cash
   provided by operating
   activities
     Equity in net losses
     of Operating Part. 176,789      241,098       256,914
     Decrease in accounts
     payable and accrued
     expenses            (1,460)         -         (19,139)
     Increase in payable
     to related parties  75,061       68,400        86,862
     Amortization of
     organization costs     -          -            35,940
                       ________      ________     ________

Net cash provided by
operating activities      2,448         1,331       1,431
                      _________      ________     ________

Cash flows from investing
Activities
   Advance to affiliate (1,824)        (1,534)      (265)
                       ________       ________    _______
      Net cash used in
      investing acti-
      vities            (1,824)        (1,534)      (265)
                       ________       ________    _______

      Net increase(decrease)
      in cash             624           (203)       1,166

Cash at beginning of
period                  1,130          1,333          167
                      _______        _______      ________

Cash at end of period $ 1,754        $ 1,130       $ 1,333
                      =======        =======       =======